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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

1.	Name and Address of Reporting Person*	2.	Date of Event Requiring Statement (Month/Day/Year)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	STT Communications Ltd. (Last) (First) (Middle)		October 2, 2002

	51 Cuppage Road, #10-11/17 StarHub Centre (Street)	4.	Issuer Name and Ticker or Trading Symbol	5.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)
			Equinix, Inc. (EQIX)		☐	Director	☐	10% Owner
					☐	Officer (give title below)
		6.	If Amendment, Date of Original (Month/Day/Year)		☒	Other (specify below)
	Singapore, 229469 (City) (State) (Zip)				Member of 13(d) group owning more than 10%
				7.	Individual or Joint/Group Filing (Check Applicable Line)
					☐	Form Filed by One Reporting Person
					☒	Form Filed by More than One Reporting Person

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Table I — Non-Derivative Securities Beneficially Owned

1.	Title of Security (Instr. 4)	2.	Amount of Securities Beneficially Owned (Instr. 4)	3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4.	Nature of Indirect Beneficial Ownership (Instr. 5)

No securities owned.

Table II — Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4)	2.	Date Exercisable and Expiration Date (Month/Day/Year)		3.	Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4.	Conversion or Exercise Price of Derivative Security	5.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6.	Nature of Indirect Beneficial Ownership (Instr. 5)

			Date Exer- cisable	Expi- ration Date		Title	Amount or Number of Shares

Explanation of Responses:

/s/ Pek Siok Lan	October 11, 2002
**Signature of Reporting Person Pek Siok Lan, Company Secretary	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Joint Filer Information

Name:     Singapore Technologies Pte Ltd

Address:     51 Cuppage Road, #09-01 StarHub Centre, Singapore 229469

Designated Filer:     STT Communications Ltd

Issuer & Ticker Symbol:     Equinix, Inc. (EQIX)

Date of Event Requiring Statement:     October 2, 2002

Signature:

SINGAPORE TECHNOLOGIES PTE LTD

Date: October 11, 2002	By:	/s/ Chua Su Li

Name: Chua Su Li Title: Company Secretary

Joint Filer Information

Name:     Singapore Technologies Telemedia Pte Ltd

Address:     51 Cuppage Road, #10-11/17 StarHub Centre, Singapore 229469

Designated Filer:     STT Communications Ltd

Issuer & Ticker Symbol:     Equinix, Inc. (EQIX)

Date of Event Requiring Statement:     October 2, 2002

Signature:

SINGAPORE TECHNOLOGIES TELEMEDIA PTE LTD

Date: October 11, 2002	By:	/s/ Pek Siok Lan

Name: Pek Siok Lan Title: Company Secretary